Exhibit 99.1

March 23, 2017

SiteOne Landscape Supply Names Michael J. Grebe to Its Board of Directors

ATLANTA, March 23, 2017 – SiteOne Landscape Supply, Inc. (NYSE: SITE) announced today the appointment of Michael J. Grebe to the company’s board of directors. Mr. Grebe was also appointed to serve on the company’s Audit Committee effective April 28, 2017. Following his appointment to the board, the company has ten directors, five of whom are independent.

“We are excited to welcome Mike Grebe to our board” said Paul Pressler, SiteOne Chairman. “His experience and track record growing a successful distribution company will be an asset to SiteOne.”

Mr. Grebe is the former Chairman of the Board and Chief Executive Officer of Interline Brands, Inc., a leading wholesale distributor and direct marketer of maintenance, repair and operations products, serving as CEO from 2002 to 2016 and Chairman of the Board from 2007 to 2015. Prior to joining Interline, Mr. Grebe served in leadership roles with Airgas, Inc., where he was a Group Vice President, and with IPCO Safety, Inc., where he was President. He currently serves as an Advisory Director to Berkshire Partners, a Boston-based private equity firm. Mr. Grebe is also a director of SRS Distribution, Inc., Access Information Management, Inc. and Sterling Talent Solutions.

“Mike’s public company board experience and long tenure as the CEO of a high-performing wholesale distributor will be a great benefit to us as we continue to build a world-class company” said Doug Black, SiteOne CEO.

About SiteOne Landscape Supply:

SiteOne Landscape Supply (NYSE: SITE), is the largest and only national wholesale distributor of landscape supplies in the United States and it has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation, and maintenance of lawns, golf courses and other outdoor spaces. https://www.siteone.com

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For more information, contact:

Investor Relations Contact:	News Media Contact:

SiteOne Landscape Supply, Inc.	SiteOne Landscape Supply, Inc.
Pascal Convers	Greg Kirksey
Executive Vice President, Strategy and Development	Director, Communications
470-270-7011	470-277-7164
investors@siteone.com	GKirksey@siteone.com